NEWS RELEASE

FOR IMMEDIATE RELEASE

January 24, 2017

WARD RETIRES; COLE ELECTED TO CAPITOL FEDERAL® FINANCIAL, INC. BOARD OF DIRECTORS

TOPEKA, Kan. - During its recent annual meeting held Tuesday, January 24, Capitol Federal Financial, Inc. (Nasdaq: CFFN) (the "Company") announced the retirement of longtime board member, Marilyn S. Ward upon her reaching the board's mandatory retirement age. Elected to fill the position left by Ward is Michel' Philipp Cole, Vice President, Corporate Communications and Public Affairs for Westar Energy. This same announcement also is effective for the Capitol Federal Savings Bank (the "Bank") board of directors.

Before joining Westar Energy, Cole served as Vice President, Corporate Communications and Brand Strategy for Security Benefit Corporation from 2003 to 2014. She also served as Senior Vice President, Corporate Practice Group, Fleishman-Hillard in Kansas City, Missouri from 2000 to 2003. An active community volunteer, Ms. Cole has served on numerous non-profit boards, including the Greater Topeka Chamber of Commerce, Family Service and Guidance Center, Junior Achievement of Greater Kansas City, KTWU Public Television's advisory board and the advisory council for the Washburn University Leadership Institute.

Chief Executive Officer John B. Dicus remarked, "Ms. Cole's extensive background in all aspects of corporate communications brings to the board knowledge and experience that enhances the board's oversight of the Company's operations. Also noteworthy is her volunteerism for charity organizations which connects with our corporate philosophy of community involvement. These attributes will make her a valuable addition to the Capitol Federal Financial, Inc. board."

Ward was elected to the Capitol Federal board of directors in 1977. She was the first woman to join the board and served as Capitol Federal's first Audit Committee Chair. From 1985 until her retirement in 2004, she was Executive Director of ERC/Resource & Referral, a family resource center located in Topeka, Kansas, where she was responsible for financial operations, including fund-raising, budgeting and grant writing. Ms. Ward is a past president of the board of Child Care Aware of Kansas and a past president of Kansas Children's Service League Foundation.

"The Capitol Federal Financial, Inc. board of directors and Capitol Federal employees congratulate Marilyn on her retirement," remarked CEO Dicus, "and we extend our sincere appreciation for her service to the board. During her nearly 40-year tenure, Marilyn saw many changes to the financial industry, including the effects of both the Savings and Loan Crisis of the 1980s and the 2008 Financial Crisis. She also was on the board when Capitol Federal became a public company. Her leadership and foresight helped guide Capitol Federal to the Bank it is today, and her legacy will forever remain a part of the proud history of Capitol Federal."

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the

Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:
Jim Wempe	Kent Townsend
Vice President	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave	700 S Kansas Ave
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com